SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 1, 2003

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-11914 (Commission File Number)	85-0404134 (I.R.S. Employer Identification No.)

150 Washington Avenue, Suite 302 Santa Fe, New Mexico (Address of principal executive offices)	87501 (Zip Code)

Registrant’s telephone number, including area code:	(505) 989-1900

N/A
(Former name or former address, if changed since last report.)

Item 5 Other Events
Item 7(c) Exhibits
SIGNATURE
EXHIBIT INDEX
Underwriting Agreement
Sale and Servicing Agreement
Indenture

Item 5     Other Events.

     On December 22, 2003, Thornburg Mortgage Home Loans, Inc., the wholly owned mortgage banking subsidiary of Thornburg Mortgage, Inc. (the “Company”), transferred to Thornburg Mortgage Securities Trust 2003-6 and securitized approximately $1.1 billion of mortgage loans from the ARM loan portfolio. Approximately $1.1 billion of the securities issued in connection with this securitization were sold to third party investors in the form of AAA-rated pass-through certificates.

     On February 18, 2004, the Company entered into an Underwriting Agreement (the “Agreement”) with A.G. Edwards & Sons, Inc., as representative of the underwriters (the “Lead Manager”) and Thornburg Mortgage Advisory Corporation (the “Manager”) relating to the sale of 3,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the granting to the Lead Manager of an option to purchase up to an additional 525,000 shares of Common Stock to cover over-allotments that may occur during the offering process.

     The aggregate net proceeds to the Company (after deducting estimated expenses) are estimated to be approximately $110.7 million, including the exercise of the over-allotment.

Item 7(c)     Exhibits.

     The following exhibits are filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit

1.14	Underwriting Agreement, dated February 18, 2004, by and among the Company, the Manager and the Lead Manager

10.14	Sale and Servicing Agreement dated as of December 1, 2003 among Thornburg Mortgage Securities Trust 2003-6, Thornburg Mortgage Home Loans, Inc., Structured Assets Securities Corporation, Deutsche Bank National Trust Company and Wells Fargo Bank Minnesota National Association (TMST 2003-6)

10.14.1	Indenture dated as of December 1, 2003, between Thornburg Mortgage Securities Trust 2003-6, as Issuer, and Deutsche Bank National Trust Company, as Indenture Trustee (TMST 2003-6)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: February 19, 2004	By:	/s/ Michael B. Jeffers Michael B. Jeffers, Secretary

EXHIBIT INDEX

EXHIBIT	NAME OF
NUMBER	EXHIBIT
1.14	Underwriting Agreement, dated February 18, 2004, by and among the Company, the Manager and the Lead Manager

10.14	Sale and Servicing Agreement dated as of December 1, 2003 among Thornburg Mortgage Securities Trust 2003-6, Thornburg Mortgage Home Loans, inc., Structured Assets Securities Corporation, Deutsche Bank National Trust Company and Wells Fargo Bank Minnesota National Association (TMST 2003-6)

10.14.1	Indenture dated as of December 1, 2003, between Thornburg Mortgage Securities Trust 2003-6, as Issuer, and Deutsche Bank National Trust Company, as Indenture Trustee (TMST 2003-6)